Exhibit 10.1

ADMINISTRATIVE SERVICES AGREEMENT

by and among

Griffin Capital Company, LLC
Griffin Capital, LLC,
Griffin Capital Essential Asset REIT, Inc.,
Griffin Capital Essential Asset Operating Partnership, L.P.,
Griffin Capital Essential Asset TRS, Inc.
and
Griffin Capital Real Estate Company, LLC
Dated as of December 14, 2018
Effective as of January 1, 2019

Exhibit 10.1

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of December 14, 2018 and effective on January 1, 2019 (the “Effective Date”), is by and among Griffin Capital Company, LLC, a Delaware limited liability company (“GCC”), and Griffin Capital, LLC, a Delaware limited liability company (“GC LLC” and, together with GCC, the “Griffin Entities” and each a “Griffin Entity”), on the one hand, and Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “REIT”), Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “OP”), Griffin Capital Essential Asset TRS, Inc., a Delaware corporation (the “TRS”), and Griffin Capital Real Estate Company, LLC, a Delaware limited liability company (“GRECO” and, together with the REIT, the OP and the TRS, the “Company” and each a “Company Party”), on the other hand. The Griffin Entities and the Company shall be collectively referred to herein as the “Parties,” and each individually a “Party”.

WHEREAS, the REIT, the OP, GCC and GC LLC have entered into that certain Contribution Agreement (the “Contribution Agreement”), dated as of December 14, 2018;

WHEREAS, the Griffin Entities and certain of their Affiliates have, prior to the consummation of the transactions contemplated by the Contribution Agreement, provided certain services to the Company Parties:

WHEREAS, the Parties have agreed that after the consummation of the transactions contemplated by the Contribution Agreement, the Griffin Entities will continue to provide the services described and set forth on Schedule A attached hereto and made a part hereof (collectively, the “Services”) all on the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Contribution Agreement.

ARTICLE II
SERVICES

Section 2.1. Appointment. The Company Parties hereby retain the Griffin Entities to provide consulting, support and transitional services to them on the terms and conditions set forth in this Agreement, and the Griffin Entities hereby accept such appointment. The Company Parties agree that this appointment does not render either Griffin Entity an advisor to the Company because, among other reasons, the Company’s employees are the persons responsible for directing and performing the day-to-day business affairs of the Company.

Section 2.2. Scheduled Services.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Griffin Entities agree to provide, or to cause one or more of their Affiliates or one or more third parties to provide, the Services to the Company.

(b) None of the obligations of the Parties under the Contribution Agreement shall constitute Services under this Agreement.

Section 2.3. Additional Services. Each Griffin Entity agrees that, if any Company Party identifies during the Term services that such Company Party believes are necessary for the continued operation of its business as conducted over the twelve (12) month period prior to the closing of the transactions contemplated by the Contribution Agreement (the “Baseline Period”) that are not identified on Schedule A, upon the reasonable request of such Company Party, the Parties shall cooperate in good faith to modify Schedule A with respect to such additional services, upon terms (including payment and/or reimbursement) and subject to conditions to be agreed upon in good faith by the Parties. No Party shall be obligated to perform or cause to be performed any such additional services unless and until the Parties agree in writing as to the price, specifications and other terms and conditions under which the applicable Party shall provide (or cause to be provided) such other services; provided, that upon the agreement of the Parties with respect to any such additional services, such additional services shall thereafter be deemed “Services” within the meaning of this Agreement and the provision of such services will be subject to the terms of this Agreement.

Exhibit 10.1

Section 2.4. Service Standards; Level of Service. The Griffin Entities shall provide the Services to the Company in a prompt, professional and workmanlike manner, and shall provide the Services to the Company at a level of quality, responsiveness and diligence at least equal to the levels provided by such Party during the Baseline Period, if applicable, but in any event at a level of quality provided by such Party to its own business (the “Service Standards”) and at a volume consistent in all material respects of such Services as utilized by the Company during the Baseline Period. In no event shall the Griffin Entities have an obligation to perform any Service in any other manner, amount, quality or volume unless expressly so specified in Schedule A with respect to a particular Service or mutually agreed upon after good faith discussions by the Parties, as specified in Schedule A (as the same may be modified from time to time). The Griffin Entities shall promptly notify the Company of any event or circumstance of which the Griffin Entities have knowledge that causes, or would be reasonably likely to cause, a material disruption in the Services.

Section 2.5. Disclaimer of Warranties. EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, AT LAW OR IN EQUITY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT AND QUIET ENJOYMENT. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ANY PARTY OR ITS AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE OTHER PARTIES’ OBLIGATIONS UNDER THIS AGREEMENT.

Section 2.6. Subcontracting. A Griffin Entity may, with the written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), engage, or cause one of its Affiliates to engage, one or more parties (including third parties and/or Affiliates of such Griffin Entity) to provide some or all of the applicable Services to be provided by such Griffin Entity. In the event a Griffin Entity or its Affiliates so engage any such parties, such Griffin Entity shall remain responsible for ensuring adherence to the Service Standards in the performance of the applicable Services, compliance by such parties with the applicable terms of this Agreement and for the indemnification obligations set forth in Article VIII. The Parties hereby agree that the delivery of any written consent pursuant to this Section 2.6 shall not be subject to the notice requirements set forth in Section 11.3 and that any such written consent may be delivered via electronic mail.

Section 2.7. Employee Compensation. The Griffin Entities shall be solely responsible for the payment of all employee benefits and any other direct and indirect compensation for the employees of the Griffin Entities (or their Affiliates or permitted subcontractors pursuant to Section 2.6) assigned to perform the Services, as well as such employees’ worker’s compensation insurance, employment taxes, and other applicable employer liabilities relating to such employees as required by law. The Company may offer input to the Griffin Entities on the compensation and associated services provided to the Company by any such employees, but the Griffin Entities will be under no obligation to act on such input, other than to the extent necessary to adjust the fees and expenses allocated to the Company based on such changes to the Griffin Entities’ compensation decisions.

Section 2.8. Cybersecurity.

(a) The Griffin Entities and the Company Parties will maintain or cause to be maintained reasonable security measures with respect to any interfaces required between the Griffin Entities and the Company Parties in connection with the Services in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. At all times during the Term, neither the Griffin Entities nor the Company Parties will intentionally or knowingly introduce, and each will take commercially reasonable measures to prevent the introduction of, into the Griffin Entities’ or the Company Parties’ computer systems, databases, or software any viruses or any other contaminants (including, but not limited to, codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that may be used to access (without authorization), alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down another Party's computer systems, databases, software, or other information or property. Except as may be required in connection with the provision of the Services, neither the Griffin Entities nor the Company Parties will intentionally or knowingly tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by the other in the course of its business operations, and/or intentionally or knowingly compromise the security of the other’s computer systems and/or networks.

(b) Each of the Griffin Entities and the Company Parties shall reasonably cooperate with the other and shall cause their respective Affiliates to reasonably cooperate (i) in notifying the other of any Security Breach affecting a Griffin Entity or a Company Party and (ii) in any investigation and mitigation

Exhibit 10.1

efforts relating to such Security Breaches, in each case, in such Party’s reasonable discretion and subject to applicable Law. As used herein, “Security Breach” means unauthorized access to or disclosure of computerized data that compromises the security, confidentiality or integrity of any Confidential Information (as defined below) maintained by a Party.
Section 2.9. Cooperation.

(a) Each Company Party will share information and otherwise cooperate to the extent necessary to facilitate the provision of the Services pursuant to this Agreement. Each Company Party will cooperate in a commercially reasonable manner to facilitate the provision of Services as described herein and to make available to the Griffin Entities properly authorized personnel for the purpose of consultation and decision.

(b) Each Company Party shall follow the reasonable policies, procedures and practices of the Griffin Entities and their Affiliates applicable to the Services that are in effect as of the Effective Date, as may be modified from time to time, so long as the Company has been provided with notice (in writing, where available) of such policies, procedures and practices.

(c) A failure of any Company Party to act in accordance with this Section 2.9 that prevents either Griffin Entity or its Affiliates or third parties, as applicable, from providing a Service hereunder shall relieve such Griffin Entity of its obligation to provide such Service until such time as the failure has been cured; provided, that such Company Party has been notified promptly in writing of such failure.

Section 2.10. Certain Changes. Either Griffin Entity may change (a) its policies and procedures, (b) any Affiliates and/or third parties that provide any Services or (c) the location from which any Service is provided at any time; provided that (i) the Company shall be notified of such changes in writing and (ii) each Griffin Entity shall remain responsible for the performance of the applicable Services in accordance with this Agreement. Each Griffin Entity shall provide the applicable Company Party with prompt written notice of any changes described in the prior sentence. Any such notice shall be provided to the applicable Company Party as soon as reasonably practicable prior to the effectiveness of such change or, if prior notice of such change is not practicable, as soon as reasonably practicable after the effectiveness of such change.

Section 2.11. Relationship of Parties. Each Griffin Entity’s status shall be that of an independent contractor, and not that of an agent or employee of the Company. A Griffin Entity shall not hold itself out as an employee or agent of the Company. The Company and each Griffin Entity are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
Section 2.12. Other Activities of the Griffin Entities. Nothing herein contained shall prevent either Griffin Entity or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other persons (including other REITs) and the management of other programs advised, sponsored or organized by such Griffin Entity or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of either Griffin Entity or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association; provided, however, the Griffin Entities shall be prohibited from sponsoring, acquiring, advising or managing any new real estate program focused on net lease office or industrial commercial real estate properties for five years following the date of this Agreement; provided, further, however, the foregoing prohibition shall not restrict the Griffin Entities from continuing to carry on any other business activity that any of them currently engage in as of the date hereof.

ARTICLE III
LIMITATIONS

Section 3.1. General Limitations.

(a) In no event shall either Griffin Entity, pursuant to this Agreement, be obligated to maintain the employment of any specific employee or acquire any specific additional equipment or software, unless the applicable Company Party agrees to bear its allocated portion of any associated costs (such allocation to be mutually agreed); provided that each Griffin Entity shall remain responsible for the performance of the applicable Services in accordance with this Agreement.

(b) Neither Griffin Entity shall be obligated to provide, or cause to be provided, any Service to the extent that the provision of such Service would require such Griffin Entity, any of its Affiliates or any of their respective officers, directors, managers, members, employees, agents or representatives to violate any applicable Laws.

Exhibit 10.1

Section 3.2. Third Party Consents and Limitations.

(a) Prior to providing the applicable Service, each Griffin Entity will have obtained, with the reasonably requested cooperation of the Company, any third party consents necessary for provision of such applicable Service during the Term. The reasonable costs associated with obtaining any required third party consents shall be borne by the Company Party receiving the applicable Service.

(b) Each Company Party acknowledges and agrees that any Services provided through third parties or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the applicable Griffin Entity or its Affiliate and such third parties, copies of which have been, or will be, as applicable, made available to the applicable Company Party.

Section 3.3. Force Majeure. In the event that either Griffin Entity is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, acts, orders, restrictions or interventions of any civil, military or government authority, fire, explosion, accident, floods, earthquakes, embargoes, epidemics, war (declared or undeclared), acts of terrorism, hostilities, invasions, revolutions, rebellions, insurrections, sabotages, nuclear disaster, labor strikes, civil unrest, riots, power or other utility failures, disruptions or other failures in internet or other telecommunications lines, networks and backbones, delay in transportation, loss or destruction of property and/or changes in Laws) (each, a “Force Majeure Event”), provided that such Griffin Entity is taking commercially reasonable steps to minimize the impact and duration of such Force Majeure Event, such Griffin Entity shall not be obligated to deliver the affected Services during such period, and the applicable Company Party shall not be obligated to pay for any Services not delivered.

ARTICLE IV
PAYMENT

Section 4.1. Fees. Commencing on the Effective Date, GCC shall be entitled to receive a consulting fee in consideration for the services rendered under this Agreement in an amount equal to $268,250 per month (the “Consulting Fee”), which amount was determined based on actual costs anticipated to be incurred by GCC for providing such services. The initial estimate of the costs to provide such services is reflected on the budget attached hereto as Schedule B. The Consulting Fee shall be payable monthly in arrears by the Company in cash. The Parties agree that a review with respect to determining the costs of providing the Services shall be performed at least annually, according to procedures to be mutually agreed upon by the Parties and an annual budget shall be created upon this review and approved by the Parties. The Griffin Entities agree to provide quarterly statements detailing fees and expenses incurred for each quarter and will consult with the Company regarding the need to reforecast annual expected costs as necessary. The Consulting Fee will be adjusted to reflect each new annual budget and any agreed upon interim updates. The Parties will mutually agree on any annual changes to such Consulting Fee prior to such Consulting Fees being charged to the Company.

Section 4.2. Expenses.

(a) In addition to the compensation paid to GCC pursuant to Section 4.1, the Company shall pay directly or reimburse each Griffin Entity for the actual cost of any reasonable third-party expenses paid or incurred by the Griffin Entities and its Affiliates on behalf of the Company in connection with the services it provides to the Company pursuant to this Agreement; provided, however, that such Griffin Entity shall obtain the Company’s approval (which approval shall not be unreasonably withheld) prior to incurring any third-party expenses for the account of, or reimbursable by, the Company, or in the alternative, if such Griffin Entity expenses are subsequently agreed to by the Company.

(b) Notwithstanding anything else in this Agreement to the contrary, the Company shall not be required to reimburse either Griffin Entity for any administrative service expenses, including overhead, personnel costs and costs of goods used in the performance of Services hereunder.

(c) Expenses incurred by a Griffin Entity on behalf of the Company and payable pursuant to this Section 4.2 shall be reimbursed no less than monthly to such Griffin Entity. The Griffin Entity shall deliver to the Company a statement within twenty (20) days of the end of any calendar month documenting the expenses of the Company during such month which are to be reimbursed pursuant to this Section 4.2 and shall also deliver such statement to the Company within twenty (20) days of the termination date.

Exhibit 10.1

ARTICLE V
CONFIDENTIALITY

Section 5.1. Confidentiality.

(a) Each Party may receive (or otherwise have access to) Confidential Information of the other Parties (both orally and in writing) in connection with the provision of the Services. “Confidential Information” means any information, whether or not designated or containing any marking such as “Confidential,” “Proprietary,” or some similar designation, related to any Party and its services, properties, business, assets and financial condition relating to the business, finances, technology or operations of such Party or its Affiliates. Such information may include financial, technical, legal, marketing, network, and/or other business information, reports, records, or data (including, but not limited to, computer programs, code, systems, applications, analyses, passwords, procedures, output, information regarding software, sales data, vendor lists, customer lists, and employee- or customer-related information, personally identifiable information, business strategies, advertising and promotional plans, creative concepts, specifications, designs, and/or other material). Each Party agrees to treat all Confidential Information provided by the other Parties, or which such Party otherwise has access to, pursuant to this Agreement as proprietary and confidential to the other Parties, as applicable, and to hold such Confidential Information in confidence. No Party shall (without the prior written consent of the applicable other Party) disclose or permit disclosure of such Confidential Information to any third party; provided, that any Party may disclose such Confidential Information to any permitted third party subcontractors and its Affiliates’ current employees, officers, or directors, or legal or financial representatives, in each case, who have a legitimate need to know such Confidential Information for the purpose of facilitating the provision of the Services and who have previously agreed in writing (including as a condition of their employment, contract or agency) to be bound by terms respecting the protection of such Confidential Information which are no less protective as the terms of this Agreement. Each Party agrees to safeguard all Confidential Information of the other Parties with at least the same degree of care as such Party uses to protect its own Confidential Information, but in no event shall such degree of care be less than a reasonable degree of care. Each Party shall only use the other Party’s Confidential Information solely for the purpose of fulfilling its obligations under this Agreement and facilitating the provision of the Services. Such Party shall not, and shall cause its Affiliates and permitted third party subcontractors not to, at any time, collect, use, sell, license, transfer, make available or disclose any other Party’s Confidential Information for its own benefit, the benefit of its Affiliates (or agents, subcontractors or representatives) or for the benefit of others. Each Party will be responsible for any violation of the confidentiality provisions of this Section 5.1(a) by any person or entity to whom it has disclosed Confidential Information, its subcontractors and its Affiliates’ employees, officers and directors, and legal or financial representatives. Notwithstanding the foregoing, this Section 5.1(a) shall not apply to any information that a Party can demonstrate (a) was, at the time of disclosure to it, in the public domain through no fault of such Party, (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it, or (c) was independently developed by the receiving Party.

(b) All Confidential Information transmitted or disclosed hereunder will be and remain the property of the Party to which such Confidential Information applies, and each Party shall promptly (at the applicable Party’s sole election) destroy or return to such Party all copies thereof upon termination or expiration of this Agreement, or upon the written request of such Party; provided, that no Party shall be required to destroy any Confidential Information that is stored solely as a result of a backup created in the ordinary course of business and is not readily destroyable or that is stored on the computers of the personnel of such Party and/or its Affiliates and subject to deletion in accordance with such Party’s and/or its Affiliates’ electronic information management practices (subject to extended retention by such Party’s or its Affiliates’ compliance and legal department personnel in accordance with any applicable existing document retention/destruction policy). Upon the request of the applicable Party, the other Parties shall provide notice of any such applicable destruction in writing.

ARTICLE VI
INTELLECTUAL PROPERTY

Section 6.1. Ownership of Intellectual Property.

(a) Each Party acknowledges and agrees that the Parties shall each retain exclusive rights to and ownership of its Intellectual Property, and no license or other right, express or implied, is granted hereunder by any Party to its Intellectual Property.
(b) As between the Griffin Entities and the Company, each of the Griffin Entities shall exclusively own all right, title and interest throughout the world in and to all business processes and other Intellectual Property rights created by it in connection with the performance of the Services (“Griffin Intellectual Property”), and each Company Party hereby assigns any and all right, title or interest it may have

Exhibit 10.1

in any such Griffin Intellectual Property to the applicable Griffin Entity. Each Company Party shall execute any documents and take any other actions reasonably requested by the applicable Griffin Entity to effectuate the purposes of the preceding sentence. Each Griffin Entity hereby grants to the Company a royalty-free, fully paid-up, non-exclusive license to use the Griffin Intellectual Property during the Term, solely to the extent necessary for the Company to receive the benefit of the Services.

ARTICLE VII
LIMITATION OF LIABILITY

Section 7.1. Limitation of Liability. In no event shall any Party be liable under or in connection with this Agreement for consequential, incidental, special, indirect, treble or punitive Losses, Losses based on either the reduced current or future profitability or earnings or Losses based on a multiple of such profitability, earnings or other factor, or reduction therein (it being understood that all Losses shall for purposes of this Article VII be determined and calculated on a direct, dollar-for-dollar basis), except in the case of liabilities arising from third-party claims. Other than in the case of Losses arising out of or resulting from fraud, intentional misrepresentation or willful misconduct, the liability of any Party to the other Parties hereunder shall not exceed the aggregate amounts actually due and payable pursuant to Article IV and Section 11.1, as applicable, hereunder from the Effective Date through the date the claim accrued.

ARTICLE VIII
INDEMNIFICATION

Section 8.1. GCC’s Indemnification of the Company. Subject to the terms of this Article VIII, GCC agrees from and after the Effective Date to indemnify, defend and hold harmless the Company from and against any and all Losses arising out of, resulting from or relating to third-party claims arising out of a material breach by GCC of any provision of this Agreement
Section 8.2. GC LLC’s Indemnification of the Company. Subject to the terms of Article VII and this Article VIII, GC LLC agrees from and after the Effective Date to indemnify, defend and hold harmless the Company from and against any and all Losses arising out of, resulting from or relating to third-party claims arising out of a material breach by GC LLC of any provision of this Agreement.

Section 8.3. Indemnification of the Griffin Entities. Subject to the terms of Article VII and this Article VIII, the Company agrees from and after the Effective Date to indemnify, defend and hold harmless each of the Griffin Entities from and against any and all Losses arising out of, resulting from or relating to third party claims arising out of a material breach by the Company of any provision of this Agreement.

Section 8.4. Indemnification Procedures. In the event either Griffin Entity or the Company shall have a claim for indemnity against the other applicable Party, the applicable Parties shall follow the procedures set forth in Article 7 of the Contribution Agreement.

ARTICLE IX
TERM AND TERMINATION

Section 9.1. Term of Agreement. This Agreement shall become effective on the Effective Date and shall continue in operation, unless earlier terminated as provided in this Article IX, until the first anniversary of the Effective Date (the “Initial Term”). This Agreement shall automatically renew for successive one-year terms unless a Party provides written notice of its intention to terminate this Agreement no later than ninety (90) days prior to the expiration of the Initial Term or any successive term (each a “Renewal Term”; the Initial Term and any Renewal Term are sometimes referred to as the “Term”), as applicable. If there is no approved budget for the successive Term, the prior year budget shall remain in effect until a new budget is approved.

Section 9.2. Termination.

(a) Partial Termination. Any Company Party may, on written notice to the applicable Griffin Entity, terminate any Service due to it and thereafter such terminated Service shall be deemed deleted from Schedule A. Any termination notice delivered by a Company Party shall identify the specific Service or Services to be terminated, and the effective date of such termination, which must be a date at least ninety (90) days from the date such termination notice is received. For any terminated Services which required the software or other services of a third party (i) if the Griffin Entity providing such Services paid for such software or services in advance, such Griffin Entity may invoice the applicable Company Party any portion of such advance payments allocable on a reasonable basis to the Company Party receiving such Services, and (ii) if, as a result of such termination, the Griffin Entity providing such Services terminates all or part

Exhibit 10.1

of its agreement with the third party, such Griffin Entity may invoice the Company Party receiving such Services for any applicable termination fees allocable on a reasonable basis to such Company Party. Neither Griffin Entity shall enter into any new agreements with third parties for software or services that include any termination fees that would be charged to a Company Party without such Company Party’s prior written consent, which consent shall not be unreasonably withheld. After the Initial Term, a Griffin Entity may terminate a Service upon ninety (90) days written notice to the applicable Company Party if such Griffin Entity is no longer providing such Service to itself or any of its Affiliates.

(b) Automatic Termination. This Agreement shall automatically terminate upon the earlier of (i) the termination of the provision of all Services or (ii) the expiration of the Term.

(c) Termination for Change of Control. A Party may terminate this Agreement at any time upon the occurrence of a “Change of Control Event” by providing the other Parties no less than ninety (90) days prior written notice of its intention to terminate this Agreement (excluding the termination of any sublease, which requires one hundred eighty (180) days prior written notice. As used herein, a “Change of Control Event” means (i) the sale of all or substantially all of the assets of a Party, or (ii) a sale of equity interests, merger, consolidation, recapitalization or reorganization of a Party, unless securities representing more than fifty percent (50%) of the total voting power after such sale of equity interests, merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction; provided, however, that neither the merger of the REIT with and into Griffin Capital Essential Asset REIT II, Inc. or any subsidiary thereof, nor the merger of Griffin Capital Essential Asset Operating Partnership II, L.P. with and into the OP shall constitute a Change of Control Event.

(d) Termination for Default. In the event: (i) any Company Party shall fail to pay for any or all Services in accordance with the terms of this Agreement; (ii) of any default by either Griffin Entity, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement; or (iii) any Party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for any Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency Law shall be approved, or any Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee (in each such case, the “Defaulting Party”); then the non-Defaulting Party shall have the right, at its sole discretion, (A) in the case of a default under clause (iii), to terminate immediately the applicable Service(s) and/or this Agreement and its participation with the Defaulting Party under this Agreement; and (B) in the case of a default under clause (i) or (ii), to terminate the applicable Service(s) and/or this Agreement and its participation with the Defaulting Party under this Agreement if the Defaulting Party has failed to (x) cure the default within thirty (30) days after receiving written notice of such default, or (y) take substantial steps towards and diligently pursue the curing of the default.

Section 9.3. Effect of Termination. In the event that this Agreement or a Service is terminated:
(a) Each Company Party agrees and acknowledges that the obligation of the Griffin Entities to provide the terminated Services, or to cause the terminated Services to be provided, hereunder shall immediately cease. Upon cessation of a Griffin Entity’s obligation to provide any Service, the Company Parties, as applicable, shall stop using, directly or indirectly, such Service. To the extent the Company terminates this Agreement pursuant to Section 9.2(d)(ii) above, the Company shall no longer be required to pay the monthly Consulting Fee.

(b) Upon request, each Company Party shall return to the Griffin Entities all tangible personal property and books, records or files owned by the Griffin Entities and used in connection with the provision of Services that are in its possession as of the termination date. Upon request, each Griffin Entity shall return to the Company Parties all tangible personal property and books, records or files owned by the Company Parties and used in connection with the provision of Services that are in its possession as of the termination date.

(c) In the event that this Agreement is terminated, the following matters shall survive the termination of this Agreement: (i) the rights and obligations of each Party under Articles V, VI, VII, VIII, this Section 9.3, Article X and Article XI and (ii) the obligations under Article IV of the Company to pay the applicable fees and expenses for Services furnished prior to the effective date of termination.

ARTICLE X
DISPUTE RESOLUTION

Section 10.1. Party Representatives. Each Party will appoint a representative (a “Service Representative”) responsible for coordinating and managing the delivery and receipt of the Services, as

Exhibit 10.1

applicable, which Service Representative will have authority to act on such Party’s behalf with respect to matters relating to this Agreement. The Service Representatives will work in good faith to address any issues involving the Parties’ relationship under this Agreement
.
Section 10.2. Escalation Procedure. The Parties shall attempt to resolve any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement (each, a “Dispute”) in accordance with the following procedures: Upon the written request of any Party, a senior executive officer of the Griffin Entities or a designee of such person and a senior executive officer of the Company or that person’s designee shall meet and attempt to resolve any Dispute between them. If such Dispute is not resolved by discussions between such officers within ten (10) days after a Party’s written request was made, then any Party may commence a proceeding relating to such Dispute in accordance with Section 11.11. No Party may commence a proceeding with respect to a Dispute unless and until the foregoing procedure has been concluded with respect to the underlying Dispute.

ARTICLE XI
MISCELLANEOUS

Section 11.1. Services Provided to the Griffin Entities. The Parties agree that from time to time certain employees of the Company may provide, or cause to be provided, services to the Griffin Entities during the Term. Any such services provided by such employees of the Company shall be provided to the Griffin Entities at cost. The provision of such services shall be subject to all of the same rights, terms, covenants, conditions as the Services under, and indemnity, confidentiality, and all of the other provisions of, this Agreement, unless the applicable Parties agree otherwise in writing.

Section 11.2. Non-Solicitation. Each Party covenants that, until the later to occur of (i) the two-year anniversary of the Effective Date and (ii) the one-year anniversary of the termination of this Agreement, such Party shall not, and shall cause their Affiliates not to, solicit the employment of any person who is, or was during the three-month period immediately prior to such solicitation, employed as an employee, contractor or consultant by the other Party or any of their subsidiaries during such period on a full- or part-time basis. The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees, contractors or consultants, nor shall it prohibit a Party or its Affiliates from hiring any such employee, contractor or consultant who seeks employment or engagement with such Party or their on his or her own initiative, without any prior solicitation by such Party or any of their Affiliates. Furthermore, the foregoing shall not prohibit the Company from hiring employees of the Griffin Entities in connection with the transactions contemplated by the Contribution Agreement.

Section 11.3. Insurance. The Griffin Entities shall maintain, at their sole cost and expense, at all times during the Term (and for a period of time continuing for no less than twenty-four (24) months following the Term), a professional liability insurance (errors and omissions) policy with coverages and policy related to the services to be provided under this Agreement as then maintained by the Griffin Entities and its Affiliates and with coverages of no less than $10 million. The Company shall be a named as an “additional insured” under such policy. All insurance required to be carried by the Griffin Entities shall be written with companies having a policyholder and asset rate, as circulated by Best’s Insurance Reports, of [A-:VIII] or better. On or prior to the date hereof and from time to time upon the Company’s request, the Griffin Entities shall provide certificates of insurance evidencing such coverage and such other documentation (including a copy of the policy) as may be requested.

Section 11.4. Notices.

(a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed given (i) when delivered, if sent by registered or certified mail (return receipt requested); (ii) when delivered, if delivered personally or sent by facsimile (with proof of transmission); or (iii) on the Business Day after deposit (with proof of deposit), if sent by overnight mail or overnight courier; in each case, unless otherwise specified or provided in this Agreement, to the Parties at the following addresses (or at such other address or fax number for a Party as will be specified by like notice):

As to the Company:
Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245
Attention: Michael J. Escalante

Exhibit 10.1

Email: mescalante@griffincapital.com

As to GCC and GC LLC:
Griffin Capital Company, LLC
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245
Attention: Kevin A. Shields
Email: shields@griffincapital.com

(b) The inability to deliver any notice, demand or request because the Party to whom it is properly addressed in accordance with this Section 11.3 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such Party.

(c) Each Party shall have the right from time to time to designate by written notice to the other Parties hereto such other person or persons and such other place or places as said Party may desire written notices to be delivered or sent in accordance herewith.

(d) Notices and consents signed and given by an attorney for a Party shall be effective and binding upon that Party.

Section 11.5. Amendment. Except as set forth in Sections 2.3 and 9.2(a) hereof, no provision of this Agreement or of any documents or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated except by an instrument in writing, signed by the Party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

Section 11.6. Entire Agreement. This Agreement (and all exhibits and schedules hereto) constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any of the Parties which is not embodied in this Agreement, or in the attached schedules or the written certificates or instruments of assignment or conveyance delivered pursuant to this Agreement, and none of the Parties shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

Section 11.7. No Waiver. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by the other Parties with their obligations hereunder shall constitute a waiver of any Party’s right to demand strict compliance with the terms of this Agreement.

Section 11.8. Counterparts. This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages. Any counterpart transmitted via email in format in portable document format (.pdf) shall be treated as originals for all purposes as to the parties so transmitting.

Section 11.9. Payments. Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States of America and in immediately available funds of the United States of America which, at the time of payment, is accepted for the payment of all public and private obligations and debts.

Section 11.10. Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the respective Parties hereto. No assignment of this Agreement, in whole or in part, shall be made without the prior written consent of the non-assigning Parties (and shall not relieve the assigning party from liability hereunder) and any proposed assignment of this Agreement in contravention of the foregoing shall be null and void ab initio.

Section 11.11. Applicable Law; Venue.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of law rules and principles of that

Exhibit 10.1

state. To the fullest extent permitted by Law, the Parties hereby unconditionally and irrevocably waive and release any claim that the Law of any other jurisdiction governs this Agreement.

(b) To the maximum extent permitted by applicable Law, any legal suit, action or proceeding against any of the Parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in Los Angeles, California, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Each of the Parties hereby agrees to venue in such courts and hereby waives, to the fullest extent permitted by Law, any claim that any such action or proceeding was brought in an inconvenient forum.

(c) Each of the Parties hereto irrevocably waives its right to a trial by jury with respect to any action, proceeding or claim arising out of or relating to this Agreement.

Section 11.12. Construction of Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the Parties hereto. Headings at the beginning of sections of this Agreement are solely for the convenience of the Parties and are not a part of this Agreement. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa.

Section 11.13. Severability. If any term or provision of this Agreement is determined to be illegal, unconscionable or unenforceable, all of the other terms, provisions and sections hereof will nevertheless remain effective and be in force to the fullest extent permitted by Law.

Section 11.14. Further Assurances. Each of the Parties agrees to execute such instruments and take such further actions after the Effective Date as may be reasonably necessary to carry out the provisions of this Agreement provided that no material additional cost or liability shall be created thereby.

Section 11.15. No Third Party Beneficiary. It is specifically understood and agreed that no person shall be a third party beneficiary under this Agreement, and that none of the provisions of this Agreement shall be for the benefit of or be enforceable by anyone other than the Parties hereto and their assignees, and that only the Parties hereto and their permitted assignees shall have rights hereunder.

Section 11.16. Binding Agreement. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of each Company Party and each Griffin Entity.

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Exhibit 10.1

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Griffin Capital Company, LLC

By:	/s/ Joseph E. Miller
Name:	Joseph E. Miller
Title:	Chief Financial Officer and Chief Operating Officer

Griffin Capital, LLC

By:	/s/ Joseph E. Miller
Name:	Joseph E. Miller
Title:	Chief Financial Officer

Griffin Capital Essential Asset REIT, Inc.

By:	/s/ Javier F. Bitar
Name:	Javier F. Bitar
Title:	Chief Financial Officer and Treasurer

Griffin Capital Essential Asset Operating Partnership, L.P.

By:	/s/ Javier F. Bitar
Name:	Javier F. Bitar
Title:	Chief Financial Officer and Treasurer

Griffin Capital Essential Asset TRS, Inc.

By:	/s/ Javier F. Bitar
Name:	Javier F. Bitar
Title:	Chief Financial Officer and Treasurer

Griffin Capital Real Estate Company, LLC

By:	/s/ Javier F. Bitar
Name:	Javier F. Bitar
Title:	Chief Financial Officer